UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2018

APPLE HOSPITALITY REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-37389	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Apple Hospitality REIT, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Items 1.01, 2.03, and 9.01 of Form 8-K.

Item 1.01.  Entry into a Material Definitive Agreement.

On July 27, 2018, the Company, as borrower, and certain of its subsidiaries, as guarantors, entered into an amendment and restatement of its then existing $965 million credit facility with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a term loan of $200 million with a maturity date of July 27, 2023, a term loan of $225 million with a maturity date of January 31, 2024 and a revolving credit facility of $425 million with an initial maturity date of July 27, 2022. Subject to certain conditions including covenant compliance and additional fees, the revolving credit facility maturity date may be extended up to one year and the amount of the total credit facility may be increased from $850 million to $1.25 billion.

The terms of the Credit Agreement are generally similar to the Company’s previous $965 million credit agreement. The amendments include: the interest rate decreased slightly and, subject to certain exceptions, is equal to the LIBOR (London Inter-Bank Offered Rate) plus a margin ranging from 1.35% to 2.25%, depending upon the Company’s leverage ratio, as calculated under the terms of the Credit Agreement; the unused fee was reduced to a per annum fee of 0.20% or 0.25% (depending on the usage) of the daily amount of the unused portion of the revolving credit facility; and the total facility was reduced from $965 million to $850 million.

At closing, the Company borrowed $425 million under the term loans and, repaid the $425 million outstanding under the term loans of the previous credit facility and borrowed $196 million under the revolving credit facility to repay the outstanding balance of the previous credit facility and to pay closing costs.

Similar to the previous credit agreement, the Credit Agreement contains customary mandatory prepayment requirements, affirmative covenants, negative covenants and events of default, which, following any applicable grace period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the Credit Agreement to be immediately due and payable.  The Credit Agreement requires the Company and its subsidiaries to comply with various covenants, including covenants restricting liens, indebtedness, investments, mergers and asset sales. Certain of the financial maintenance covenants in the Credit Agreement include:

●	a ratio of consolidated total debt to consolidated EBITDA of not more than 6.50 to 1.00 (subject to a higher amount in certain circumstances);

●	a ratio of consolidated secured debt to consolidated total assets of not more than 45%;

●	a minimum consolidated tangible net worth of $3.2 billion (plus 75% of the net cash proceeds from issuances and sales of equity interests occurring after the closing date, subject to adjustment);

●	a ratio of adjusted consolidated EBITDA to consolidated fixed charges of not less than 1.50 to 1.00 for the trailing four full quarters;

●

a ratio of net operating income from unencumbered properties satisfying certain criteria specified in the Credit Agreement to unsecured indebtedness implied interest expense of not less than 2.00 to 1.00 for the trailing four full quarters;

●	a ratio of consolidated unsecured indebtedness to unencumbered asset value of not more than 60% (subject to a higher level in certain circumstances); and

●	a ratio of consolidated secured recourse debt to consolidated total asset value of not more than 10%.

      The foregoing summary does not purport to be a complete statement of the terms and conditions under the Credit Agreement, and is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

Second Amended and Restated Credit Agreement dated as of July 27, 2018, among Apple Hospitality REIT, Inc., as borrower, certain subsidiaries of Apple Hospitality REIT, Inc., as guarantors, Bank of America, N.A., as Administrative Agent, KeyBank National Association and Wells Fargo Bank, National Association, as Co-Syndication Agents, U.S. Bank National Association, as Documentation Agent, Regions Bank as Managing Agent, the Lenders and Letter of Credit Issuers party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets, Wells Fargo Securities, LLC and U.S. Bank National Association, as Joint Lead Arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets and Wells Fargo Securities, LLC, as Joint Bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Justin G. Knight President and Chief Executive Officer

August 1, 2018